Exhibit 99.1

Good morning and welcome everyone.

I’m Nick Rolli, Vice President Investor Relations and Financial Communications for Altria. Following the spin-off, I will head up Investor Relations for Philip Morris International and Cliff Fleet, who is also here this morning, will head up Investor Relations for Altria. As we approach the distribution date, we will communicate our new contact information to investors and the news media.

Earlier this morning, we issued a news release which contains information about today’s presentations. You may access a copy on our website at www.altria.com.

After opening remarks from Louis Camilleri, Altria’s Chairman and Chief Executive Officer, Altria and PMI will each give presentations followed by a Q&A session.

We are providing an audio webcast of today’s meeting and it is available on our website and will be archived until April 9, 2008.

Shortly after the conclusion of the meeting, we will post remarks and selected slides from each presentation to the Altria website. Additional information about the spin-off of PMI, including answers to frequently asked questions, is already available on a special section of the website at www.altria.com/pmispinoff. On your way out today, we will also make available hard copies of the remarks from each presentation.

Before we begin, a few housekeeping items:

•	If you have a mobile phone or other electronic device, we ask that you turn it off now, or switch it to silent mode, if you have not already done so;
•	During the coffee break at 10:30 am, refreshments will be served upstairs in the main lobby. Please note that only bottled water may be brought back into the auditorium;
•	We will begin promptly at 11:00 am with the Philip Morris International presentation;
•

During the Q&A sessions there will be microphone attendants located in each aisle. Should you wish to ask a question during the Q&A session, please raise your hand and an attendant will bring the microphone to you. Please state your name and affiliation before asking the question. Since we are webcasting this event, it is imperative for you to wait until you receive a microphone before asking your question.

•	We’ll take questions from the investment community first, then representatives from the news media.

Altria and PMI’s presentations contain forward-looking statements and projections of future results and I direct your attention to the Safe Harbor statement at the end of today’s news release for a review of the various factors that could cause actual results to differ materially from projections.

The companies report their financial results in accordance with generally accepted accounting principles. Today’s presentations may contain various operating results on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations will be included in the remarks and selected slides posted to our website.

It’s my pleasure to now introduce Louis Camilleri, Altria’s Chairman and Chief Executive Officer.